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                                                                     EXHIBIT 11


                    COMPUTATION OF NET EARNINGS AND SHARES
                  USED IN ARRIVING AT NET EARNINGS PER SHARE
                  THREE AND NINE MONTHS ENDED MARCH 31, 1997


                                                               Primary and Fully Diluted
                                                               -------------------------
                                                      Three Months Ended           Nine Months Ended
                                                        March 31, 1997              March 31, 1997
                                                      ------------------           -----------------
Earnings:

Net earnings                                            $    1,281,848                   3,291,388

Less:  Dividends on preferred stock                               --                          --
                                                        --------------              --------------

Net earnings applicable to common stock                 $    1,281,848                   3,291,388
                                                        ==============              ==============

Computation of weighted number of shares outstanding:

Shares outstanding on a diluted basis
                                                             5,455,633                   5,455,411
                                                        ==============              ==============